SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): June 6, 2005

AVICI SYSTEMS INC.

(Exact name of registrant as specified in its charter)

Delaware

(State of incorporation or organization)

000-30865	02-0493372
(Commission file number)	(I.R.S. employer identification no.)

101 Billerica Avenue, North Billerica, MA 01862

(Address of principal executive office) (Zip code)

Registrant’s telephone number, including area code: (978) 964-2000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement

On June 6, 2005, Jo-Ann Mendles was appointed Senior Vice President, Marketing, Product Management & Business Development with Avici Systems Inc. (“Avici” or the “Company”). The terms of employment for Ms. Mendles are set forth in an offer letter dated May 6, 2005 (“Offer Letter”), and attached hereto as an exhibit. Ms. Mendles will be paid a base salary at the rate of $270,000.12 per annum and will be eligible to participate in Avici’s Executive Incentive Plan (EIP) at a target of 35% of her annual pay. Ms. Mendles was also granted an option to purchase 50,000 shares of Avici common stock under Avici’s 2000 Stock Option and Incentive Plan, as amended, with an exercise price per share equal to the fair market value of such stock on the date of grant.

Pursuant to the Offer Letter, in the event of a change of control of the Company, Ms. Mendles will receive accelerated vesting of 50% of all of her remaining unvested options. If, due to a change of control, Ms. Mendles is terminated without cause or has a significant reduction in responsibility, position, or compensation, all remaining unvested options will become fully vested. In the event of termination without cause, or a change of control that brings a reduction in responsibility, position, or compensation, Ms. Mendles will receive six months of continuation of salary and benefits.

Item 9.01 Financial Statements and Exhibits

(c) Exhibits

10.01    Offer Letter setting forth terms of employment for Ms. Jo-Ann Mendles dated May 6, 2005.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AVICI SYSTEMS INC.

Date: June 8, 2005

	By:	/s/ Paul F. Brauneis
Paul F. Brauneis,
Chief Financial Officer, Treasurer,
Senior Vice President of Finance
and Administration and Principal Accounting Officer